Exhibit 99.1
DRAFT PRESS RELEASE

Contact:	Investors/Media:
U-Store-It Trust	The Ruth Group
Steven G. Osgood	Stephanie Carrington/Jason Rando
President & Chief Financial Officer	(646) 536-7017 / 7025
(440) 234-0700	scarrington@theruthgroup.com
jrando@theruthgroup.com
U-Store-It Trust Announces Fourth Quarter and Full Year 2005 Financial Results
Fourth Quarter 2005 Highlights:
•	Total revenues increased 57.0% to $43.3 million over the fourth quarter of 2004

•	Acquired 19 self-storage facilities for $115.9 million for total 2005 acquisitions of 146 facilities for approximately $547.9 million

•	Completed a public offering of 19.7 million common shares in October, resulting in gross proceeds of $400.2 million

•	Declared increased quarterly distribution of $0.29 per share
Cleveland, OH, March 1, 2006 — U-Store-It Trust (the “Company”) (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced today fourth-quarter and full year financial results for 2005.
Financial and Operating Results
Total revenues for the three months ended December 31, 2005 increased 57.0% to $43.3 million, compared to $27.6 million for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 146 facilities in the 2005 and an increase in the Company’s same-store revenues. At December 31, 2005 and 2004, the Company owned interests in 339 and 201 self-storage facilities respectively.
Total operating expenses for the three months ended December 31, 2005 increased 62.5% to $38.4 million, compared to $23.6 million for the same period in 2004. The change in operating expenses is primarily due to increased property operating expenses attributable to portfolio expansion from recent acquisitions, and increased general and administrative expenses attributable to restricted share expense and executive bonuses as detailed in the supplemental operating and financial data posted to the Company’s web site. The restricted share expense and executive bonuses were detailed in an 8-K filed on December 22, 2005 with the Securities Exchange Commission.

Fourth quarter 2005 interest income was $2.3 million, attributable to interest earned on the unused portion of the October 2005 secondary offering proceeds.
Net loss was $2.7 million for the three months ended December 31, 2005, compared to a net loss of $31.9 million for the Company and the Predecessor for the same period in 2004.
The Company’s total revenue for the twelve months ended December 31, 2005 increased 61.7% to $148.1 million, from $91.6 million for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 146 facilities in 2005 and an increase in the Company’s same-store revenues. The Company’s total operating expenses for the twelve months ended December 31, 2005, increased 72.1% to $113.5 million, compared to $65.9 million for the Company and the Predecessor for the same period in 2004.
The Company’s net income for the twelve months ended December 31, 2005 was $2.8 million, compared to a net loss of $32.3 million for the Company and the Predecessor for the same period in 2004. The increase was primarily due to the $22.2 million charge related to the acquisition of the management company in 2004, increased operating income of $9.0 million in 2005, increased interest income of $2.4 million in 2005 and decreased early extinguishment of debt and loan procurement expense of $11.1 million in 2005 compared to 2004, partially offset by increase interest expense of $8.6 million for the twelve months ended December 31, 2005.
Robert J. Amsdell, Chairman and Chief Executive Officer, commented, “We are proud of the results from our first full year as a public company. During the year, we have expanded our self-storage portfolio from 201 facilities to 339 facilities, demonstrating our commitment to source earnings accretive assets in our target markets. Our acquisition pipeline remains robust and we look forward to continuing to strengthen our position as a self-storage operator and acquirer in 2006.”
Occupancy at December 31, 2005 for the total portfolio was 81.2%.
The weighted average number of diluted shares outstanding for the three months ended December 31, 2005 was 55,881,671 and for the twelve months ended December 31, 2005 was 42,203,136.
Same-Store Operations
Total same-store revenues for the three months ended December 31, 2005, which reflected a portfolio of 153 facilities, increased 3.2%, attributable to increased rents, to $22.7 million, compared to $22.0 million for the same period in 2004. As a result of the damage sustained at the Company’s Waveland, Mississippi facility from Hurricane Katrina, the Company adjusted the number of facilities in its same-store analysis downward to 153 from 154 facilities.
Same-store property operating expenses for the three months ended December 31, 2005 decreased 15.0% to $7.9 million, from $9.3 million for the same period in 2004. This decrease was primarily attributable to lower marketing and other operating expense, partially offset by increased payroll expense.
Total same-store revenues for the twelve months ended December 31, 2005 increased 4.4% to $89.4 million, compared to $85.6 million for the same period in 2004. This increase was primarily attributable to increased rents. Same-store property operating expenses for the twelve months ended December 31, 2005 decreased 6.2% to $30.7 million compared to $32.8 million for the same period in 2004. This decrease was primarily attributable to lower marketing, insurance and other operating expense, partially offset by increased payroll expense and property taxes.
Same-store portfolio is defined to consist of only those facilities owned by the Company at the beginning and at the end of the applicable periods presented. The Company considers the following same-store presentation to be useful to investors in evaluating its performance, because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for the same-store portfolio for the periods presented.
Same-Store Facility Results

	Three Months Ended			Year Ended
	December 31,			December 31,
			Percent			Percent
(Dollars in thousands)	2005	2004	Change	2005	2004	Change

Same-store revenues	$22,678	$21,977	3.2%	$89,403	$85,627	4.4%
Same-store property operating expenses	$7,917	$9,319	(15.0)%	$30,710	$32,754	(6.2)%

Non same-store revenues	$20,641	$5,619		$58,718	$5,981
Non same-store property operating expenses	$9,606	$2,783		$24,285	$2,912

Total revenues	$43,319	$27,596		$148,121	$91,608
Total property operating expenses	$17,523	$12,102		$54,995	$35,666

Number of facilities included in same-store analysis	153			153
Funds from Operations (“FFO”)
FFO attributable to common shareholders for the three months ended December 31, 2005 was $8.6 million, or $0.15 per share. FFO attributable to common shareholders for the twelve months ended December 31, 2005 was $40.1 million, or $0.95 per share. A reconciliation of net income to FFO is provided in the financial statement section of this press release.
Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
Acquisition Activities
During the fourth quarter of 2005, the Company increased the number of facilities owned and managed to 339 by completing the acquisition and consolidation of the following facilities:
•	Acquisition of Dallas, TX Portfolio. In October 2005, the Company acquired six self-storage facilities located in Dallas, Texas for consideration of approximately $17.6 million, consisting of approximately $12.5 million in cash and the assumption of approximately $5.1 million of indebtedness. The final purchase price was adjusted during the fourth quarter of 2005 to $17.9 million primarily as a result of the fair market value adjustment of debt. The facilities total approximately 323,000 rentable square feet

•	Acquisition of Jacksonville, FL Facility. In November 2005, the Company acquired one self-storage facility located in Jacksonville, Florida for consideration of approximately $7.2 million. This facility contains approximately 79,000 rentable square feet.

•	Acquisition of San Antonio, Texas Facility. In November 2005, the Company acquired an additional self-storage facility from this seller for approximately $5.5 million in cash. This facility contains approximately 76,000 rentable square feet.

•	Acquisition of California Portfolio. In December 2005, the Company acquired six self-storage facilities located in California for consideration of approximately $57.0 million. The final purchase price was adjusted during the fourth quarter of 2005 to $57.2 million primarily as a result of the assumption of certain promissory notes. These facilities total approximately 448,000 rentable square feet.

•	Acquisition of Fredericksburg, VA Facilities. In December 2005, the Company acquired two self-storage facilities located in Fredericksburg, Virginia for consideration of approximately $13.3 million. The purchase price was adjusted during the fourth quarter of 2005 to $13.4 million as a result of additional acquisition adjustments. These facilities total approximately 131,000 rentable square feet.

•	Acquisition of Nashville, TN Portfolio. In December 2005, the Company acquired three self-storage facilities located in Nashville, Tennessee for consideration of approximately $14.7 million. These facilities total approximately 269,000 rentable square feet. The Company also agreed to acquire from this seller an additional two self-storage facilities, for additional consideration of approximately $13.1 million.
Through February 28, 2006, the Company has increased the number of facilities owned and managed to 370 by completing the acquisition and consolidation of 31 facilities including:
•	Acquisition of Sure Save USA Self Storage. In February, the Company acquired 24 self-storage facilities from Sure Save USA Self Storage for consideration of approximately $134.5 million of proceeds from U-Store-It Trust’s secondary offering completed on October 7, 2005 and with $30 million of proceeds from a bridge loan facility with Wachovia Bank, National Association, as Lender.
Capital Markets Activity
In October 2005, the Company completed a secondary public offering, pursuant to which the Company sold an aggregate of 19,665,000 common shares (including 2,565,000 common shares pursuant to the exercise of the underwriters’ option), for gross proceeds of $400.2 million. The offering resulted in net proceeds to the Company, after deducting underwriting discount and commissions and expenses of the offering, of approximately $378.7 million.
Financing Activities
In July 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank in the principal amount of $80 million. The mortgage loan, which is secured by 24 of the Company’s self-storage facilities, bears interest at 5.13% and matures in August 2012.
In August 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association in the principal amount of $80 million. The mortgage loan, which is secured by 29 of the Company’s self-storage facilities, bears interest at 4.96% and matures in September 2012.
In November 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan with Transamerica Financial Life Insurance Company, a subsidiary of AEGON USA Realty Advisors, Inc., in the principal amount of $72.5 million. The mortgage loan, which is secured by 37 of the Company’s self-storage facilities, bears interest at 5.97% and matures in November 2015.
In October, the Company used a portion of the proceeds from the public offering to pay down the outstanding balance under the $150.0 million secured revolving credit facility. Subsequent to the end of the quarter, in February 2006, the Company and its operating partnership entered into a new three-year $250.0 million unsecured revolving credit facility with Wachovia Bank, National Association, replacing the existing $150.0 million secured revolving facility.

Earnings Guidance
The Company is issuing updated FFO guidance for 2006 in the range of $1.30-$1.40. Following is a reconciliation of the calculation of net income per share to FFO per share:

Guidance Range for 2006	Low	High
Diluted EPS	$0.46	$0.52
Plus: Real Estate Depreciation	$0.84	$0.88
Diluted FFO per share	$1.30	$1.40
The guidance ranges include the effects of approximately $519 million of facility acquisitions in 2006. The guidance range does not include the effects of any future impairments that could arise as a results of either sales or market conditions, or changes in holding periods.
Conference Call
Management will host a conference call at 11:00 a.m. ET. on Wednesday, March 1, 2006 to discuss financial results for the three and twelve months ended December 31, 2005. A live Webcast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.u-store-it.com. The dial-in numbers are (888) 202-2422 for domestic callers, and (913) 981-5592 for international callers. The reservation number for both is 3787419. After the live Webcast, the call will remain available on U-Store-It’s web site for one month. In addition, a telephonic replay of the call will be available until March 14, 2006. The replay dial-in number is (888) 203-1112 for domestic callers (719) 457-0820 for international callers. The reservation number for both is 3204811.
About U-Store-It Trust
U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.
U-Store-It Trust commenced operations on October 21, 2004 in conjunction with a series of transactions leading to the completion of its initial public offering. Financial statements and exhibits incorporated into this release include the results of the Company for the three and twelve months ended December 31, 2005 and since its formation on October 21, 2004 through December 31, 2004, and Acquiport/Amsdell, the Company’s predecessor, (“the Predecessor”) prior to October 21, 2004. The Company uses combined reporting to evaluate its operating performance and believes that this presentation will provide investors with additional insight into its financial results.

Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K and its reports on Forms 10-Q and 8-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

U-STORE-IT TRUST AND SUBSIDIARES (THE “COMPANY”)
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)

	December 31,	December 31,
	2005	2004

	(Dollars in thousands, except par value amounts)

ASSETS
Storage facilities — net	$1,246,295	$729,155
Cash and cash equivalents	201,098	28,485
Restricted cash	14,672	7,211
Loan procurement costs — net of amortization	10,437	7,624
Other assets	8,986	3,399

TOTAL ASSETS	$1,481,488	$775,874

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITES
Loans payable	$669,282	$380,496
Capital lease obligations	56	156
Accounts payable and accrued expenses	18,872	10,958
Distributions payable	16,624	7,532
Rents received in advance	8,857	5,835
Security deposits	685	455

Total liabilities	714,376	405,432
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	64,108	11,062

SHAREHOLDERS’ EQUITY
Common shares $.01 par value, 200,000,000 shares authorized, 57,010,162 in 2005 and 37,345,162 in 2004 issued and outstanding	570	373
Additional paid-in-capital	795,244	396,662
Accumulated deficit	(91,253)	(37,430)
Unearned share grant compensation	(1,557)	(225)

Total shareholders’ equity	703,004	359,380

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,481,488	$775,874

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(unaudited)

		The Company/		The Company/
		The Predecessor		The Predecessor
	The Company	Combined	The Company	Combined

	Three Months	Three Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars and shares in thousands except per share data)	2005	2004	2005	2004

REVENUES:
Rental income	$40,482	$25,916	$138,120	$86,945
Other property related income	2,837	1,680	10,001	4,663

Total revenues	43,319	27,596	148,121	91,608
OPERATING EXPENSES:
Property operating expenses	17,512	12,102	54,952	35,666
Property operating expenses — related party	11	—	43	—
Depreciation	12,316	7,019	39,949	22,328
General and administrative	8,343	4,140	17,786	4,140
General and administrative — related party	239	114	736	114
Management fees — related party	—	264	—	3,689

Total operating expenses	38,421	23,639	113,466	65,937
OPERATING INCOME	4,898	3,957	34,655	25,671
OPERATING INCOME (EXPENSE):
Interest:
Expense on loans	(9,715)	(6,775)	(32,370)	(23,813)
Loan procurement amortization expense	(457)	(814)	(1,785)	(5,967)
Early extinguishment of debt	(93)	(7,012)	(93)	(7,012)
Cost incurred to acquire management company — related party	—	(22,152)	—	(22,152)
Interest and other	2,295	(39)	2,358	28

Total other expense	(7,970)	(36,792)	(31,890)	(58,916)
INCOME (LOSS) BEFORE DISCONTINUED OPERATIONS	(3,072)	(32,835)	2,765	(33,245)
DISCONTINUED OPERATIONS	211	—	211	—

NET INCOME BEFORE MINORITY INTEREST	(2,861)	(32,835)	2,976	(33,245)
MINORITY INTEREST	152	898	(199)	898

NET INCOME (LOSS)	(2,709)	(31,937)	2,777	(32,347)

Basic income (loss) per share	$(0.05)		$0.07
Diluted income per share	$(0.05)		$0.07

Weighted-average basic shares outstanding	55,882		42,120
Weighted-average diluted shares outstanding	55,882		42,203

Distributions declared per share of common shares	$0.29		$1.13

NON-GAAP FINANCIAL MEASURES — COMPUTATION OF FUNDS FROM OPERATIONS (“FFO”) (1)
(UNAUDITED)

		The Company / The		The Company / The
		Predecessor		Predecessor
	The Company	Combined	The Company	Combined

	Three Months	Three Months
	December 31,	December 31,	Year ended December 31

(Dollars in thousands, except per share data)	2005	2004	2005	2004

Net income (loss)	$(2,709)	$(31,937)	$2,777	$(32,347)
Plus:
Depreciation	12,316	7,019	39,949	22,328
Minority interest	(152)	(898)	199	(898)
Depreciation included in discontinued operations	168	—	168	—
Loss on sale of storage facilities	—	—	—	—
Less:
Gain on sale of storage facilities	(179)	—	(179)	—

FFO — Operating Partnership	9,444	(25,816)	42,914	(10,917)

FFO — Allocable to minority interest	853		2,864

FFO — attributable to common shareholders	8,591		40,050

Weighted-average diluted share outstanding	56,033		42,203

Funds from operations per share	$0.15		$0.95

Reconciliation of Dilutive Income per Share to Funds from Operations per share:

Dilutive income per share (2)	$(0.05)		$0.07
Adjustments:
Depreciation	0.22		0.95
Funds attributable to minority shareholders	(0.02)		(0.07)

Funds from operations per share	$0.15		$0.95

(1)	Funds from Operations (“FFO”), is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”). The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as akey performance indicator in evaluationg the operations of our facilities. Given the nature of its business as a real estate owner and operator, the Company believes that FFO is helpful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of its financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of its liquidity, and is not indicative of funds available to fund its cash needs, including its ability to make distributions. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the White Paper definition or that interpret the White Paper definition differently than the Company does.

(2)	FFO diluted shares for the fourth quarter of 2005 include approximately 151,000 shares which are excluded from EPS diluted shares because they are anti-dilutive.